CORGI INTERNATIONAL LTD.

FORM OF VOTING AGREEMENT

This Voting Agreement dated as of October 4, 2006 (this "Agreement"), is by and among Corgi International Ltd., a corporation organized under the laws of Hong Kong ("Parent"), Master Replicas Inc., a Delaware corporation (the "Company"), LightSaber Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MergerSub"), and the holder of Parent's American Depository Shares listed on the signature page to this Agreement (the "Shareholder").  Capitalized terms used in this Agreement, except as otherwise defined in this Agreement, shall have the meanings assigned to them in the Merger Agreement (defined below).

Recitals

A.           As of the date of this Agreement, the Shareholder owns the number of shares of Parent Capital Stock, which correspond to an equal number of Parent Ordinary Shares on deposit with the Depositary, set forth opposite the Shareholder's name on Annex I to this Agreement (such Parent Capital Stock, together with any and all additional shares of Parent Capital Stock acquired by the Shareholder during the term of this Agreement, being referred to in this Agreement as the "Shares").

B.           In connection with each meeting of the holders of Parent Ordinary Shares, the Depositary affords the Shareholder an opportunity to direct the Depositary to vote the Parent Ordinary Shares that correspond to Shareholder's Shares in the manner the Shareholder deems appropriate.

C.            Concurrently with the execution of this Agreement, Parent, MergerSub and the Company are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (the "Merger Agreement"), that provides, upon the terms and subject to the conditions thereof, for a business combination transaction in which MergerSub will be merged with and into the Company (the "Merger").

D.           As a condition to the willingness of the Company to enter into the Merger Agreement, the Company has requested that the Shareholder enter into this Agreement, and, in order to induce the Company to consummate the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by the Company in connection therewith, the Shareholder has agreed to enter into this Agreement.

Agreement

The parties to this Agreement hereby agree as follows:

SECTION I

Transfer and Voting of Shares

1.1              Transfer of Shares.  The Shareholder shall not, directly or indirectly, (a) sell, convey, transfer, pledge or otherwise encumber or dispose of any or all of the Shares or any interest therein, except pursuant to the Merger Agreement, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated under this Agreement), or (c) enter into any contract, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares; provided, however, that the Shareholder shall be permitted to exercise any vested Parent Options held by the Shareholder in accordance with their terms (it being understood that the Shareholders shall not be permitted to effect the early exercise of any unvested Parent Options) and convert any Promissory Notes held by the Shareholder in accordance with their terms.  For the avoidance of doubt, the Shareholder agrees that any Shares acquired upon exercise of any Parent Options shall be subject to this Agreement.

1.2              Instruction by Shareholder to Depositary to Vote in Favor of Merger.  The Shareholder, solely in Shareholder's capacity as a holder of Parent Capital Stock, agrees to direct the Depositary to vote (or cause to be voted) all Shares at any annual or extraordinary meeting of the shareholders of Parent or any adjournment thereof (a) in favor of the adoption of the Merger Agreement, in favor of the Merger and in favor of all other transactions contemplated by the Merger Agreement, (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving Parent (other than the Merger) or any other action or agreement that could reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or that could reasonably be expected to result in any of the conditions to Parent's obligations under the Merger Agreement not being fulfilled and (c) in favor of any other matter intended to facilitate the consummation of the transactions contemplated by the Merger Agreement.

1.3              Further Assurances.  The Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Company the power to carry out the provisions of this Agreement.

1.4              Consent to Consideration and Release.

(a)               The Shareholder acknowledges that he, she or it is familiar with or has reviewed the Merger Agreement, understands the consideration that the stockholders and option holders of the Company are entitled to receive as stockholders and option holders of the Company in connection with the Merger pursuant to the Merger Agreement will dilute the Shareholder's interest in Parent, and the Shareholder consents to the payment of such consideration.

(b)               Effective as of the Effective Time, the Shareholder releases and forever discharges Parent and their respective predecessors, successors, assigns, officers, directors, stockholders, employees and agents, and each of them, from any and all claims, actions, causes of actions, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, based on any fact or circumstance arising from such Shareholder's ownership of securities issued by Parent (including any claims relating to actual or alleged breaches of fiduciary or other duties by Parent's directors, officers and/or shareholders, but excluding any claims pursuant to the Merger Agreement, any agreement between such Shareholder and Parent with respect to Parent Options, any agreement between such Shareholder and Parent with respect to the Shareholder's employment by the Company, any Gain Recognition Agreement to which the Shareholder and Parent are parties and any Indemnification Agreement to which the Shareholder and Parent are parties), in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.  This Agreement will remain in effect as a full and complete release notwithstanding the discovery or existence of any additional claims or facts.

1.5              Termination.  This Agreement shall terminate and cease to be effective upon the valid termination of the Merger Agreement pursuant to Article IX thereof.

SECTION II

Representation and Warranties;
Covenants of the Shareholder

The Shareholder under this Agreement represents and warrants and covenants to the Company as follows:

2.1              Organization; Authorization.  The Shareholder has all requisite capacity and authority to execute and deliver this Agreement, to perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by or on behalf of the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Company and MergerSub, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

2.2              No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder's assets or properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance on any of the property or assets of the Shareholder, including, without limitation, the Shares, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's assets or properties is bound or affected.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee or any party to a voting agreement whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b)               The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent, delay or impair the Shareholder's ability to consummate the transactions contemplated by this Agreement.  Other than the Deposit Agreement, the Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares.  The Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

2.3              Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of the Shareholder or any of the Shareholder's affiliates, threatened against the Shareholder or any of the Shareholder's affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such) that, individually or in the aggregate, would reasonably be expected to prevent, delay or impair the Shareholder's ability to consummate the transactions contemplated by this Agreement.  There is no judgment, decree or order against the Shareholder or any of the Shareholder's affiliates, or, to the knowledge of the Shareholder, any of their respective directors or officers, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), that could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a material adverse affect on the Shareholder's ability to consummate the transactions contemplated by this Agreement.

2.4              Title to Shares.  Annex I hereto correctly sets forth, as of the date of this Agreement, the number of Shares owned by the Shareholder, which correspond to an equal number of Parent Ordinary Shares on deposit with the Depositary.  The Shares constitute the Shareholder's entire interest in the outstanding capital stock of Parent.  Shareholder has good title to all of the Shares indicated as owned by the Shareholder in the capacity set forth on Annex I as of the date hereof, and all such Shares are so owned free and clear of any liens, security interests, charges or other encumbrances or restrictions of any kind.

2.5              Acknowledgment of Receipt and Review of the Merger Agreement.  The Shareholder hereby acknowledges and agrees that the Shareholder has received a copy of the Merger Agreement and has reviewed and understands the terms thereof.

2.6              Public Announcements.  The Shareholder shall not issue any press release or otherwise make any public statement with respect to this Agreement, the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of the Company, except as may be required by law.

2.7              No Limitation on Discretion as Director.  Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Shareholder with respect to any action to be taken (or omitted) by the Shareholder in the Shareholder's fiduciary capacity as a director of Parent, including, without limitation, in connection with any action taken in accordance with Article IX of the Merger Agreement; provided that the obligations, covenants and agreements of the Shareholder contained in this Agreement are separate and apart from the Shareholder's fiduciary duties as a director of Parent and no fiduciary obligations that a Shareholder may have as a director of Parent shall countermand the obligations, covenants and agreements of such Shareholder, in his capacity as a shareholder of Parent, contained in this Agreement.

2.8              Parent Stop Transfer Agreement.  Parent acknowledges the restrictions on transfer of Shares contained in Section 1.1 of this Agreement.  Parent agrees not to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares, unless such transfer is made pursuant to and in compliance with this Agreement.  Parent further agrees to instruct its transfer agent, if any, not to transfer any certificate or uncertificated interest representing any Shares until (a) the transfer agent has received the Company's consent to such a transfer or (b) this Agreement has been terminated pursuant to Section 1.4 of this Agreement.

2.9              Further Instruments and Actions.  The Shareholder and Parent agree to execute such further instruments and to take such further action as may reasonably be necessary or desirable to carry out the intent of this Agreement.  The Shareholder and Parent agree to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce the rights and obligations of the parties under this Agreement.

SECTION III

General Provisions

3.1              Notices.  Any notice, request, instruction or other document to be given under this Agreement by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent over-night courier service, prepaid, or by facsimile:

if to Parent or MergerSub to:

Corgi International Ltd.

Unit 10, 16/F, Wah Wai Centre

38-40 Au Pui Wan Street, Fotan, New Territories

Hong Kong, S.A.R., China

Attention:  Chief Financial Officer

Fax: 011-852-2256-6000

with a copy to:

Cooley Godward llp

101 California Street, 5th Floor

San Francisco, CA  94111

Attention:  Jodie M. Bourdet

Fax: +1 (415) 693-2222

if to Shareholder to:

o

o

o

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with a copy to:

Cooley Godward llp

101 California Street, 5th Floor

San Francisco, CA  94111

Attention:  Jodie M. Bourdet

Fax: +1 (415) 693-2222

if to the Company to:

Master Replicas Inc.

201 North Civic Drive, #239

Walnut Creek, CA  94596

Fax: +1 (925) 930-9198

with a copy to:

Orrick, Herrington & Sutcliffe

The Orrick Building

405 Howard Street

San Francisco, CA  94105

Attention:  Lawrence Kane

Fax: +1 (415) 773-5759

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

3.2              Headings.  The headings contained in this Agreement are included for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.3              Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns.

3.4              Confidentiality.  The parties agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any third parties, except as may be required to enforce the parties' rights and obligations under this Agreement.

3.5              Entire Agreement.  This Agreement and the Merger Agreement constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

3.6              Amendments.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties to this Agreement may modify or amend this Agreement, by a written agreement specifically referring to this Agreement executed and delivered by the Shareholder and duly authorized officers of the Company.

3.7              Assignment.  This Agreement shall not be assignable by operation of Law or otherwise.

3.8              Fees and Expenses.  Except as otherwise provided under this Agreement or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated under this Agreement shall be paid by the party incurring such costs and expenses.

3.9              Specific Performance.  The parties hereto acknowledge that, in view of the uniqueness of the subject matter of this Agreement, the parties to this Agreement would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms of this Agreement in addition to any other remedy to which the parties to this Agreement may be entitled at law or in equity.

3.10          Governing Law; Waiver of Jury Trial.

(a)               THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.10.

3.11          Consent to Jurisdiction.  Each of Parent, MergerSub and Shareholder hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of Delaware for the purpose of any action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such federal court.  Each of the Company, Parent, MergerSub and Shareholder agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

3.12          No Third Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto any legal or equitable rights or remedies under this Agreement.

3.13          No Waiver.  No failure or delay of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.14          Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party to this Agreement and delivered to each other party.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided that receipt of copies of such counterparts is confirmed.

Each of the Company, MergerSub, Parent and the Shareholder has executed or has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

Master Replicas Inc.

By:

Name:

Title:

LightSaber Acquisition Corp.

By:

Name:

Title:

Corgi International Ltd.

By:

Name:

Title:

Shareholder

Signature of Shareholder

Printed Name of Shareholder

Name of Person Signing for the Shareholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Shareholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Annex I

Total number of shares owned as of the date of this Agreement:

American Depositary Shares